                                   EXHIBIT 2.3

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "AGREEMENT") is entered into as of December 15, 2005, by and among Corgentech, Inc., a Delaware corporation ("CORGENTECH"), Mellon Investor Services, as Escrow Agent ("ESCROW AGENT") and Joseph Marr, as Stockholder Representative ("REPRESENTATIVE") of the Participating Stockholders.

                                    RECITALS

     A. Corgentech, AlgoRx Pharmaceuticals, Inc., a Delaware corporation ("ALGORX") and Element Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Corgentech ("MERGER SUB"), have entered into an Agreement and Plan of Merger dated as of September 23, 2005 (the "MERGER AGREEMENT") pursuant to which Merger Sub will merge (the "MERGER") with and into AlgoRx, with AlgoRx to be the surviving corporation of the Merger. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

     B. Section 1.7 of the Merger Agreement provides that at the Closing Date, Corgentech will deposit in escrow (such deposit constituting the "ESCROW FUND") that certain number of shares of Corgentech Common Stock equal to five percent (5%) of the Total Merger Consideration (the "ESCROW SHARES"). Each Participating Stockholder's Pro Rata Share of the Escrow Fund shall be withheld from the Participating Stockholder.

     C. The parties to this Agreement desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Fund.

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

     1. Escrow Fund. The Escrow Agent agrees to: (a) accept delivery of the Escrow Shares; and (b) hold such Escrow Shares in escrow as part of the Escrow Fund, all subject to the terms and conditions of this Agreement and Article VIII of the Merger Agreement (which Article VIII is attached to this Agreement as Appendix I and incorporated by reference into this Agreement) (collectively, the "ESCROW PROVISIONS").

     2. Deposit of Escrow Shares: Release from Escrow.

          (a) Delivery of Escrow Shares. On the Closing Date, the Escrow Shares will be deposited by Corgentech on behalf of the Participating Stockholders with the Escrow Agent.

          (b) Participating Stockholders' Accounts. The Escrow Agent will maintain for each Participating Stockholder an accounting record (each Participating Stockholder's "ACCOUNT") specifying the portion of the Escrow Shares held for the record of each Participating Stockholder pursuant to Section
1.7 of the Merger Agreement. All Escrow Shares received under Section 2(a) of this Agreement will be allocated to each Participating Stockholder's Account in accordance with such Participating Stockholder's Pro Rata Share of the Escrow Fund as set forth on Appendix II.

          (c) Dividends; Voting; Rights of Ownership. The Escrow Agent will promptly distribute to the Participating Stockholders any cash dividends or other distributions of any kind made in respect of the Escrow Shares. Each Participating Stockholder will have voting rights with respect to his, her or its Pro Rata Share of the Escrow Shares so long as such Escrow Shares are held in escrow, and Corgentech will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Merger Agreement, the Participating Stockholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement and the Merger Agreement. The beneficial owners of the Escrow Shares shall be wholly responsible for any and all taxes incurred and payable on the Escrow Shares.

          (d) Release. The Escrow Shares will be held by the Escrow Agent until required to be released to the Participating Stockholders pursuant to Section
8.1 of the Merger Agreement, unless previously released to Corgentech pursuant to Sections 8.2 and 8.3 of the Merger Agreement. Within ten (10) business days after the applicable release condition is met, Corgentech and the Representative will deliver to the Escrow Agent a written notice identifying the portion of the Escrow Shares to be released and cash to be paid in lieu of fractional shares with respect to each Participating Stockholder. As soon as practicable after receipt of this written notice, the Escrow Agent will deliver to each Participating Stockholder the Escrow Shares to be released. Escrow Shares will be in the form of stock certificate(s) issued in the name of such Participating Stockholder. Escrow Shares will be released and cash in lieu of fraction shares will be paid to the respective Participating Stockholders in accordance with their respective Accounts. Corgentech will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Participating Stockholders. Cash will be paid in lieu of fractions of Escrow Shares. Within ten (10) business days after the written notice described above, Corgentech will deposit with the Escrow Agent sufficient funds to pay such cash amounts for fractional shares.

          (e) No Encumbrance. No Escrow Shares or any beneficial interest in the Escrow Shares may be pledged, sold, assigned or transferred, including by operation of law, by a Participating Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Participating Stockholder, prior to the delivery to such Participating Stockholder of such Participating Stockholder's portion of the Escrow Shares by the Escrow Agent.

          (f) Tax Reporting. The parties hereto agree that the Participating Stockholders shall be treated for all tax purposes as the owners of their Pro Rata Share of the Escrow Fund as indicated on Appendix II hereto. Within thirty
(30) days of the date hereof, the Representative shall furnish to the Escrow Agent Internal Revenue Service Forms W-9 or Forms W-8BEN for the Participating Stockholders. The parties agree that the interest and other earnings attributable to the Escrow Shares shall be treated for U.S. tax purposes as income of the Participating Stockholders in the respective proportions indicated on Appendix II hereto.

     3. Limitation of the Escrow Agent's Liability.

          (a) The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of the Escrow Provisions. In all questions arising under the Escrow Provisions, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action under the Escrow Provisions involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

          (b) In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Fund, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to Section 5 of this Agreement or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the Escrow Provisions, and Corgentech will pay the Escrow Agent (subject to reimbursement from the Participating Stockholders pursuant to Section 4) all costs, expenses and reasonable attorney's fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 3 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 4 of this Agreement).

          (c) Corgentech and the Participating Stockholders and their successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. Notwithstanding the foregoing, no indemnity need be paid in the event of the Escrow Agent's gross negligence, bad faith or willful misconduct.

     4. Expenses.

          (a) Escrow Agent. All fees and expenses of the Escrow Agent incurred in performing its responsibilities hereunder will be paid by Corgentech upon receipt of a written invoice by the Escrow Agent.

          (b) Representative. The Representative will not be entitled to receive any compensation from Corgentech or the Participating Stockholders in connection with this Agreement. Any expenses incurred by the Representative will be paid by Corgentech.

     5. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as such, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice to the parties to this Agreement, specifying not less than thirty
(30) days' prior notice of the date when such resignation will take effect. Corgentech will designate a successor Escrow Agent (with the consent of the Representative, which will not be unreasonably withheld) prior to the expiration of such 30-day period by giving written notice to the Escrow Agent and the Representative. Corgentech may appoint a successor Escrow Agent with the consent of the Representative, which will not be unreasonably withheld, provided such proposed Escrow Agent is an independent third party that as part of its ordinary course of business provides similar escrow services to other parties. The Escrow Agent will promptly transfer the Escrow Shares to such designated successor. In the event no successor Escrow Agent is appointed as described in this Section 5, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.

     6. Limitation of Responsibility. The Escrow Agent's duties are limited to those set forth in the Escrow Provisions and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent under the Escrow Provisions.

     7. Incorporation by Reference of Article VIII. The parties agree that the terms of Article VIII of the Merger Agreement shall be deemed to be incorporated by reference in this Agreement as if such Article had been set forth in its entirety herein. The parties acknowledge that the administration of the Escrow Fund by the Escrow Agent will require reference to both the terms of this Agreement as well as the terms of such Article VIII.

     8. Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

     Corgentech:       Corgentech, Inc.
                       650 Gateway Boulevard
                       South San Francisco, CA 94080
                       Attention: Patrick Broderick
                       Fax: 650-624-9600

     With copy to:     Cooley Godward LLP
                       3175 Hanover Street
                       Palo Alto, CA  94304-1130
                       Attention: Matthew Hemington
                       Fax: 650-849-7400

     Escrow Agent:     Mellon Investor Services

                       Attention:
                       Fax:

     Representative:   Joseph Marr
                       c/o Pacific Rim Ventures Co, Ltd.
                       Green Plaza 2F
                       3-7-20
                       Komazawa, Setagaya-ku Tokyo
                       JAPAN
                       phone: 81-3-5779-6752
                       Fax: 81-3-5779-6753

9. Dispute Resolution.

          (a) Escalation. In the event a dispute arises under this Agreement or the escrow provisions, and prior to taking action as provided in Section 9(b) of this Agreement, Corgentech's General Counsel and the Representative (the "Heads") shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed thirty (30) days following one party's receipt of a notice of dispute from the other party, unless otherwise agreed by the Heads. Such thirty (30) day period shall be deemed to commence on the date the dispute was submitted to the "HEADS". All negotiations pursuant to this
Section 9(a) shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

          (b) Arbitration. Any dispute that is not resolved by negotiation and/or escalation pursuant to Section 9(a) shall, upon the submission of a written request by Corgentech or the Representative to the other, be resolved exclusively by binding arbitration in San Francisco, California, before one (1) neutral arbitrator, free of any subject matter conflict and conflict with a party. Any arbitration proceedings shall be conducted in accordance with the Rules of the American Arbitration Association, except to the extent that such rules are inconsistent with this Agreement. The arbitrator shall resolve the dispute in accordance with this Agreement and the substantive laws (without regard to conflict-of-law and choice-of-law principles thereof, and excluding the rules of procedure) of the State of Delaware. The decision of the arbitrator shall be final and shall be fully and irrevocably accepted by the parties. The arbitrator is empowered to award interim and final injunction and equitable relief but, except as expressly set forth in this Agreement, the arbitrator is not empowered to award treble, punitive, exemplary or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recover such damages. The final award of the arbitrator shall be the sole and exclusive remedy of the parties, and shall be enforceable in any court of competent jurisdiction. The parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party shall bear its own attorneys' fees and expert fees and all associated costs and expenses, provided that the arbitrator may award attorneys' fees to the party deemed by the arbitrator to be the party substantially prevailing in the proceeding.

     10. General.

          (a) Governing Laws. It is the intention of the parties hereto that the Laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

          (b) Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties to this Agreement.

          (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected in this Agreement as signatories.

          (d) Entire Agreement. Except as set forth in the Merger Agreement, this Agreement, the documents referenced in this Agreement and the exhibits to such documents, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

          (e) Waivers. No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

          (f) Amendment. This Agreement may be amended with the written consent of Corgentech, the Escrow Agent and the Representative, provided, however, that if the Escrow Agent does not agree to an amendment agreed upon by Corgentech and the Representative, a successor Escrow Agent may be appointed in accordance with
Section 5 of this Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written and this Agreement will be effective as to all of the Participating Stockholders when executed by Corgentech, the Escrow Agent and the Representative.

                                        CORGENTECH INC.


                                        By: /s/ John P. McLaughlin
                                            ------------------------------------
                                        Name: John P. McLaughlin
                                        Title: Chief Executive Officer


                                        ESCROW AGENT:

                                        MELLON INVESTOR SERVICES


                                        By: /s/ Edward Eismont
                                            ------------------------------------
                                        Name: Edward Eismont
                                        Title: Event Manager - Corporate Action


                                        REPRESENTATIVE:


                                        By: /s/ Joseph Marr
                                            ------------------------------------
                                        Name: Joseph Marr

                                   APPENDIX I

                        ARTICLE VIII OF MERGER AGREEMENT

                                   APPENDIX II

             PARTICIPATING STOCKHOLDERS' INTEREST IN THE ESCROW FUND

                                                                       ESCROW   PERCENTAGE
STOCKHOLDER NAME                                                       SHARES    INTEREST
----------------                                                      -------   ----------
InterWest Partners VIII, LP                                           116,150      17.80%
InterWest Investors VIII, LP                                              309       0.05%
InterWest Investors Q VIII, LP                                          1,107       0.17%
JP Morgan Partners (SBIC), LLC                                        104,517      16.02%
JP Morgan Partners Global Investors, LLC                                6,364       0.98%
JP Morgan Partners Global Investors A, LP                                 977       0.15%
JP Morgan Partners Global Investors (Selldown), L.P.                    2,154       0.33%
JP Morgan Partners Global Investors (Cayman), LP                        3,195       0.49%
JP Morgan Partners Global Investors (Cayman) II, LP                       357       0.05%
Sofinnova Venture Partners V, LP                                       54,720       8.39%
Sofinnova Venture Affiliates V, LP                                      1,800       0.28%
Sofinnova Venture Principals V, LP                                        839       0.13%
Cooley Godward (CG&H Investments)                                         220       0.03%
Advent Healthcare and Life Sciences III Limited Partnership            18,569       2.85%
Advent Healthcare and Life Sciences III-A Limited Partnership          34,822       5.34%
Advent Partners HLS III Limited Partnership                               658       0.10%
Advent Partners II Limited Partnership                                    154       0.02%
S.R. One, Limited                                                      42,589       6.53%
Pacific Rim Aqua Life Science No. 1 Investment Partnership              7,408       1.14%
Pacific Rim Aqua Life Science No. 2 Investment Partnership              8,747       1.34%
Pacific Rim Aqua Life Science No. 3 Investment Partnership              5,013       0.77%
Pacific Rim Aqua Life Science No. 4 Investment Partnership              9,804       1.50%
Pacific Rim Aqua Life Science No. 5 Investment Partnership             11,615       1.78%

                                                                       ESCROW   PERCENTAGE
STOCKHOLDER NAME                                                       SHARES    INTEREST
----------------                                                      -------   ----------
Lehman Brothers HealthCare Venture Capital, LP                          7,743       1.19%
Lehman Brothers PA, LLC                                                14,821       2.27%
Lehman Brothers Partnership Account 2002/2001, LP                       6,677       1.02%
Lehman Brothers Offshore Partnership Account 2000/2001, LP              1,731       0.27%
Cogene Biotech Ventures, LP                                            11,615       1.78%
EGS Private Healthcare Partnership II, LP                              14,668       2.25%
EGS Private Healthcare Investors II, LP                                 2,313       0.35%
EGS Private Healthcare Canadian Partners, LP                            2,207       0.34%
EGS Private Healthcare Presidents Fund, LP                                169       0.03%
Hunt Ventures, LP                                                      23,230       3.56%
Piper Jaffray Healthcare Fund IV, LP                                   18,584       2.85%
NIF Ventures Co. Ltd                                                    3,097       0.47%
Investment Enterprise Partnership "NIF 21-One(1)"                      12,389       1.90%
Axiom Venture Partners III, LP                                         13,164       2.02%
Index Ventures II (Jersey) LP                                          13,033       2.00%
Index Ventures II (Delaware) LP                                        23,963       3.67%
Index Ventures II GmbH & Co. KG                                         3,831       0.59%
Index Ventures II Parallel Entrepreneur Fund (Jersey - A) LP              437       0.07%
Index Ventures II Parallel Entrepreneur Fund (Jersey - B) LP              685       0.10%
Index Venture Management SA on behalf of Index Employee Invst. Plan       638       0.10%
WHI Morula Fund, LLC (William Harris Investors)                         2,052       0.31%
HEWM / VLG Investments, LLC (Heller Ehrman)                               387       0.06%
Dr. Michael G. Ehrlich                                                    193       0.03%
Eliot M. Fried                                                            774       0.12%
Burch, Ronald M., M.D., Ph..D                                             441       0.07%
Ronald Burch                                                            15076       2.31%
Jeffrey Rona                                                            11845       1.82%

                                                                       ESCROW   PERCENTAGE
STOCKHOLDER NAME                                                       SHARES    INTEREST
----------------                                                      -------   ----------
Anil Dasu                                                                1507       0.23%
Davidson & Koppel Davidson                                                646       0.10%
Steve Engel                                                              2153       0.33%
Patricia Richards                                                        2153       0.33%
Paula Buckley                                                             861       0.13%
Deborah Hopper                                                            646       0.10%
John Minogue                                                              861       0.13%
G. Hewson                                                                 574       0.09%
Dolores Lewis-Wellman                                                     258       0.04%
Nicholas Stones                                                           430       0.07%
John Cavan                                                                861       0.13%
Rita Shah                                                                 287       0.04%
Tammy Miller                                                              430       0.07%
Scott Wollaston                                                           430       0.07%
Pamela Yurasek                                                            287       0.04%
Patrick O'Meara                                                           287       0.04%
Laurie Randazzo                                                           287       0.04%
Crystal Smith                                                             143       0.02%
Melissa Vicente                                                           143       0.02%
Carter Eckert                                                            1076       0.16%
Rosemary Fry                                                              287       0.04%
                                                                      -------     ------
                                                                      652,458     100.00%